News Release

FOR IMMEDIATE RELEASE	September 3, 2013

VERSAR INC., ACQUIRES GEO-MARINE, INC. Acquisition Expected To Provide Over $20 Million in Annualized Revenue Provides Complementary Capabilities with Strong Environmental Expertise

Offices

Headquarters

Springfield, VA

Inside the U.S.

Chandler, AZ

Charleston, SC

Columbia, MD

Denver, CO

Dulles, VA

Germantown, MD

Louisville, KY

Sacramento, CA

San Antonio, TX

Outside the U.S.

Abu Dhabi, UAE

Baghdad, Iraq

Kabul, Afghanistan

Manila, Philippines

Milton Keynes, UK

Springfield, VA – September 3, 2013, – Versar, Inc. (NYSE MKT: VSR) announced today it has acquired Geo-Marine, Inc., a business with more than $20 million in annual revenues. The purchase price was paid with a combination of cash and seller notes. Geo-Marine, headquartered in Plano, Texas, provides engineering design, construction management, environmental planning and programming, and other services in support of a wide range of government, industry, and commercial clients. Key long-term clients include the U.S. Navy, the U.S. Air Force and the U.S. Army Corps of Engineers.

Geo-Marine is expected to be accretive to earnings in year one and adds contracted backlog of over $15 million.

Tony Otten, CEO of Versar said, “Geo-Marine is a great strategic fit for Versar. Our cultures are similar and Geo-Marine’s technical capabilities complement our own very well. In particular, Geo-Marine’s environmental expertise and customer base will allow us to expand our reach in terms of clients, technical capabilities and geography.”

“Of particular note,” Mr. Otten continued, “is Geo-Marine’s long-term relationship with the U.S. Navy. Just this past July, they were selected, along with two other firms, for a new, $75 million five-year ID/IQ with NAVFAC. We have identified the U.S. Navy as a key market that Versar wanted to penetrate, and with the acquisition of Geo-Marine, we believe we have accomplished that. We look forward to providing the U.S. Navy the same high-quality service that we have provided other branches of DOD.”

VERSAR, INC., headquartered in Springfield, VA, is a publicly traded global project management company providing sustainable value oriented solutions to government and commercial clients in the construction management, environmental services, munitions response, and telecommunication and technology integration market areas.

VERSAR operates a number of web sites, including the corporate web sites, www.versar.com, www.geomet.com; www.viap.com; www.dtaps.com; www.adventenv.com, www.charronconsulting.com and www.ppsgb.com.

This news release contains forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described herein and in Versar’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended June 29, 2012, as updated from time to time in the Company’s periodic filings. The forward-looking statements are made as of the date hereof and Versar does not undertake to update its forward-looking statements.

For more information, please contact Investor Relations at:
6850 Versar Center	Springfield, VA 22151	703.642.6888	Fax: 703.642.6825	www.versar.com

Contact:	David Gray	John Nesbett or Jennifer Belodeau
	Director of Financial Reporting	Institutional Marketing Services (IMS)
	Versar, Inc.	(203) 972-9200
	(703) 642-6888	jnesbett@institutionalms.com
dgray@versar.com

For more information, please contact Investor Relations at:
6850 Versar Center	Springfield, VA 22151	703.642.6888	Fax: 703.642.6825	www.versar.com